                                                                Exhibit 99(a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated December 5, 1995 and the related Letter of Transmittal and is not being made to Magma Copper Company stockholders in any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by CS First Boston Cor-poration ("CS First Boston") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     Notice of Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
                                      at
                             $28.00 Net Per Share
                           All Outstanding Shares of
            5 5/8% Cumulative Convertible Preferred Stock, Series D
                                      at
                             $96.544 Net Per Share
                                      and
                           All Outstanding Shares of
              6% Cumulative Convertible Preferred Stock, Series E
                                      at
                            $100.646 Net Per Share
    (which Preferred Stock prices are equivalent to $28.00 net per share of Common Stock into which such Preferred Stock currently is convertible)
                                      of
                             Magma Copper Company
                                      by
                                 BHP Sub Inc.
                    An Indirect Wholly Owned Subsidiary of
                  The Broken Hill Proprietary Company Limited

--------------------------------------------------------------------------------
   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON THURSDAY, JANUARY 4, 1996, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

        BHP Sub Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of The Broken Hill Proprietary Company Limited, a corporation organized under the laws of Victoria, Australia ("BHP"), is offering to purchase (i) all outstanding shares of common stock, par value $0.01 per share (the "Common Shares"), of Magma Copper Company, a Delaware corporation (the "Company"), at a price of $28.00 per share net to the seller in cash, (ii) all outstanding shares of 5 5/8% Cumulative Convertible Preferred Stock, Series D, par value $0.01 per share, of the Company (the "Series D Preferred Shares"), at a price of $96.544 per share net to the seller in cash and (iii) all outstanding shares of 6% Cumulative Convertible Preferred Stock, Series E, par value $0.01 per share, of the Company (the "Series E Preferred Shares"), at a price of $100.646 per share net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 5, 1995 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). The Common Shares, Series D Preferred Shares and the Series E Preferred Shares are together referred to herein as the "Shares."

        THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW), THE OFFER AND THE MERGER (AS DEFINED BELOW), HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) AND NOT WITHDRAWN SUCH NUMBER OF SHARES AS REPRESENTS AT LEAST A MAJORITY OF ALL OUTSTANDING COMMON SHARES ON A FULLY DILUTED BASIS ASSUMING CONVERSION OF ALL OUTSTANDING OPTIONS AND SECURITIES CONVERTIBLE INTO COMMON SHARES.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 30, 1995 (the "Merger Agreement"), by and among Purchaser, BHP Holdings (USA) Inc., a Delaware corporation, BHP and the Company. The Merger Agreement provides that, among other things, as soon as practicable following the expiration of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each Share issued and outstanding (other than Shares held in the treasury of the Company or owned by Purchaser, or Shares which are held by stockholders, if any, who properly exercise their appraisal rights under Delaware law) will be converted into the right to receive (i) in the case of Common Shares, $28.00 net in cash, without interest thereon; (ii) in the case of Series D Preferred Shares, $96.544 net in cash, without interest thereon; and (iii) in the case of Series E Preferred Shares, $100.646 net in cash, without interest thereon, and the Company will become an indirect wholly owned subsidiary of BHP.

        Warburg, Pincus Capital Company, L.P. ("Warburg, Pincus"), beneficially owning 16,889,616 Common Shares, representing approximately 25.9% of the outstanding Common Shares on a fully diluted basis on November 28, 1995 (the "Warburg Shares"), has entered into the Tender Agreement, dated as of November 30, 1995 (the "Tender Agreement"), with BHP pursuant to which Warburg, Pincus has agreed, among other things, (a) to tender in the Offer and not withdraw all of the Warburg Shares and any additional Common Shares which may be acquired by Warburg, Pincus prior to the expiration date of the Tender Agreement and (b) that, at any meeting of the Company's stockholders (however called), it would
(i) vote its Shares in favor of the Merger, (ii) vote its Shares against any action or agreement that would result in a breach in any material respect of any convenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (iii) vote its Shares against any action or Agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn if, as and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which shall act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by Purchaser by reason of any delay in making payment. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase and (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), together with all other documents required by the Letter of Transmittal. Purchaser expressly reserves the right at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether any of the events set forth in Section 15 of the Offer to Purchase shall have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn (other than the Warburg Shares as provided in the Tender Agreement) at any time prior to the Expiration Date (or, if Purchaser shall have extended the period of time for which the Offer is open, at the latest time and date by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 2, 1996. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number and class of Shares to be withdrawn and the name of the registered holder, if different from the name of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary by the tendering stockholder and, unless such Shares have been tendered for the account of an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including timeliness and receipt) of a notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding. None of Purchaser, BHP, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability to any tendering shareholder for failure to give any such notification.

        The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Company has provided Purchaser its lists of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other related materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

        Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be payable by Purchaser or BHP to brokers, dealers or other persons other than the Dealer Manager for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.


          United States                              Europe
          -------------                              ------
         77 Water Street                Royex House, Aldermanbury Square
      New York, New York 10005              London, England EC2V 7HR
   Call Toll-Free: (800) 628-8538        Call Collect: (44) 171-600-5005

                     Outside the United States and Europe
                     ------------------------------------
                         Call Collect: (212) 269-5550

                     The Dealer Manager for the Offer is:
                                CS First Boston
                               Park Avenue Plaza
                              55 East 52nd Street
                           New York, New York 10055
                        Call Toll-Free: (800) 665-4379

December 5, 1995